EXHIBIT 10.6

CONFIRMATION

Date: To:	December 15, 2005 Von Karman Funding Trust

18400 Von Karman, Suite 1000
Irvine, CA 92616
Attention: Mr. Kevin Cloyd
Telephone: 949-862-7941
Facsimile No: 949-224-5750
From:	Calyon New York Branch,

1301 Avenue of the Americas,
New York New York 10019 USA
Attention: Treasury Department
Telex: 62410, Answerback: CREDW
Telephone: (212) 261-7310 Facsimile: (212) 459-3167 Re:	Transaction Reference No. 47628

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth the terms and conditions of the Swap Transaction entered into between Calyon New York Branch (“Party A”) and Von Karman Funding Trust (“Party B”) on the Trade Date referred to below (the “Transaction”). It constitutes a “Confirmation” as referred to in the Master Agreement specified below.

The definitions and provisions contained in (i) the 2000 ISDA Definitions (the “Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and the provision of this Confirmation, this Confirmation will govern.

1.	This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement, dated as of December 15, 2005, as further amended, restated and supplemented from time to time (the “Agreement”), between you and us. All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below. Unless otherwise defined in this Confirmation or in the Definitions, capitalized terms used herein have the meanings ascribed to such terms in the Definitions List attached as Schedule I to the Security Agreement.

2.	The terms of the Transaction to which this Confirmation relates are as follows:

Trade Date:	December 15, 2005

Effective Date:	January 30, 2006

Termination Date: The earlier of (i) February 25, 2009, subject to annual extension upon agreement of Party B and Party A and (ii) the Program Termination Date in accordance with the Agreement.

Business Day: Any day other than (i) Saturday and Sunday or (ii) a day on which banking institutions or foreign exchange markets in New York City are authorized or required by law, regulation or executive order to be closed for business.

Business Day Convention: Following.

Notional Amount: With respect to any Payment Date, the notional amount of this Transaction will equal the product of (i) the Sharing Percentage multiplied by (ii) the sum of (x) the weighted average of the aggregate Outstanding Purchase Price of all Mortgage Loans owned by Party B on each day during the related Calculation Period and (y) the weighted average of any cash and Eligible Investments held by Party B on each day during the related Calculation Period.

Maximum Notional

Amount: In no event will the aggregate notional amount of this Transaction exceed USD 500,000,000, or such other amount as may be provided in a written agreement between the parties hereto, provided however, that such agreement may not reduce the aggregate maximum notional amount of this Transaction to an amount less than the Program Size on the date of such agreement.

Sharing Percentage: The percentage expressed as a fraction, the numerator of which is the Maximum Notional Amount and the denominator of which is the Program Size.

Calculation Period: With respect to each Payment Date, the calendar month immediately preceding such Payment Date; provided, however, solely for purposes of calculating Issuer Funding Cost and accrued interest received on sales of Mortgage Loans with respect to each Payment Date, “Calculation Period” shall mean the period from but excluding the prior Payment Date to and including such Payment Date, except that in each case (a) the initial Calculation Period will commence on, and include, the Effective Date and (b) the final Calculation Period will end on, and include, the Termination Date.

Payment Dates: The 25th day of each month (or, if any such day is not a Business Day, the next following Business Day).

Interim Payment Dates: Each day on which a deposit is made into the Collateral Account in respect of: (1) proceeds from the sale (other than a sale, or a Mortgage Loan subject to sale, to the Seller or the Servicer pursuant to Section 3.3, 3.5(c), 6.2 or 7.1 of the Mortgage Loan Purchase and Servicing Agreement) or securitization of a Mortgage Loan; or (2) a prepayment in full of a Mortgage Loan (each such date, a “Loan Termination Date”; and each Mortgage Loan which is sold (other than a sale, or a Mortgage Loan subject to sale, to the Seller or the Servicer pursuant to Section 3.3, 3.5(c), 6.2 or 7.1 of the Mortgage Loan Purchase and Servicing Agreement) or prepaid in full is referred to as a “Terminated Loan”); provided, however, if the Servicer is not notified by 1:00 p.m. New York City time at least one Business Day in advance that a deposit in respect of (1) and (2) above is going to be made, such deposit shall be deemed to occur on the Business Day immediately following the day on which such deposit was made, and the Mortgage Loan in respect of which such deposit was made shall be deemed to be a Terminated Loan on the Business Day immediately following the day on which such deposit was made.

Calculation Agent: The Servicer. Party B shall ensure that the Calculation Agent will perform its obligations in good faith and shall, (i) provide a report to Party A in accordance with Section 4.24 of the Mortgage Loan Purchase and Servicing Agreement, (ii) provide to Party A on or before the last Business Day of each week and no later than the first Business Day after a request, a report, dated no earlier than one Business Day before the date such report is delivered, in the form of Exhibit A hereto in respect of all the Mortgage Loans then owned by the Issuer, (iii) provide to Party A on or before 8 pm New York City time on each Business Day on which Mortgage Loans are acquired by the Issuer, a report in the form of Exhibit A hereto in respect of such Mortgage Loans, (iv) provide to Party A on or before noon New York City time on the Business Day following each Closing Date, a data tape of all the Mortgage Loans owned by the Issuer, and a report in the form of Exhibit A hereto in respect of such Mortgage Loans, and (v) upon the reasonable request of Party A, provide a certified statement to Party A showing in reasonable detail such calculations, specifying the source of the calculations and providing copies of all material documents and information relied upon by the Calculation Agent in performing its obligations hereunder. Party A acting in good faith may dispute any calculation of the Calculation Agent and the parties shall use reasonable efforts to resolve any disputes concerning such calculations.

3.	Party A Floating Payments:

Party A Floating

Amount: On the Business Day immediately preceding each Payment Date, Party A will pay Party B an amount equal to the product of (i) the Sharing Percentage and (ii) the Issuer Funding Cost for the related Calculation Period (net of any amounts previously paid by Party A in respect of payments for accrued interest on Extended Notes as a Party A Accrued Interest Payment for such Calculation Period), provided that with respect to any Calculation Period in which Delinquent Loans (for which no Servicer Monthly Advances of interest have been made during the related Calculation Period) or Defaulted Loans exist, the Issuer Funding Cost for the related Calculation Period shall be multiplied by the Credit Reduction Factor for such Payment Date. For the avoidance of doubt, the amount of each Party A Floating Amount actually payable (if any) with respect to any Payment Date shall be calculated after giving payment netting pursuant to Part 4(j) of the Schedule.

Party A Interim

Floating Amount: On each Interim Payment Date, Party A will pay Party B an amount equal to the product of (i) the Sharing Percentage and (ii) the sum of all Partial Termination Payments with a positive value for all Partial Terminations effected on such date.

Party A Accrued

Interest Payment: Party A will pay an amount equal to the product of (i) the Sharing Percentage and (ii) the accrued and unpaid interest on Extended Notes paid in full on the related Accrued Interest Payment Date.

Party A Accrued

Interest Payment Date: The Business Day immediately preceding any day (other than a Payment Date) on which any Extended Notes are paid in full (an “Accrued Interest Payment Date”).

4.	Party B Floating Payments:

Party B Floating

Amount: On each Payment Date, Party B will pay Party A an amount equal to the sum of (X) the product of (i) the Sharing Percentage and (ii) (A) minus (B) where (A) equals the sum of (i) the aggregate amount of the interest and any penalties (including prepayment penalties and prepayment premiums to the extent not previously paid on an Interim Payment Date) on the Mortgage Loans received by Party B with respect to the related Calculation Period and deposited into the Collateral Account on or prior to such Payment Date, (ii) Deferred Amounts received by Party B during the related Calculation Period and not previously included in the payment amount paid to Party A on any previous Interim Payment Date, (iii) reinvestment income received during the related Calculation Period on amounts on deposit in the Collateral Account and (iv) amounts on deposit in the Reserve Fund in excess of the Required Reserve Fund Amount and paid into the Collateral Account pursuant to Section 6.05(b) of the Security Agreement, and where (B) equals the sum of (i) the Allocated Expenses payable on such Payment Date (including the Servicing Fee paid to the Servicer for the related Calculation Period), (ii) the Acquisition Date Accrued Interest for the related Calculation Period and (iii) the Designated Excess Spread Amount for such Payment Date, and (Y) the Swap Fee.

Party B Interim

Floating Amount: On each Interim Payment Date, Party B will pay Party A by 12:00 noon New York City time an amount equal to the product of (i) the Sharing Percentage and (ii) the absolute value of all negative Partial Termination Payments for all Partial Terminations effected on such date plus all Deferred Amounts received by Party B and not previously paid to Party A prior to such date, provided, however, that the negative Partial Termination Payment for any Terminated Loan shall not exceed the excess, if any, of (x) the Adjusted Fair Market Value of such Terminated Loan on the date it became a Terminated Loan, over (y) the Outstanding Purchase Price of such Terminated Loan.

Party B Second

Floating Amount: To the extent that Party B has available funds, an amount equal to the product of (x) the Sharing Percentage, and (y) any amounts due and payable to the Swap Counterparties pursuant to Section 6.03(b)(xii) of the Security Agreement in accordance with the priorities of payment set forth therein.

Party B Second Floating Amount Payment Dates:	Any Payment Date.

Party B Third

Floating Amount: To the extent that Party B has available funds, an amount equal to the product of (x) the Sharing Percentage, and (y) any amounts due and payable to the Swap Counterparties pursuant to clause Ninth of Section 2.01(b) of the Security Agreement in accordance with the priorities of payment set forth therein.

5.	Party B Third Floating Amount Payment Dates: Definitions:	Any Business Day. In this Confirmation,

“Adjusted Fair Market Value” means, with respect to any Mortgage Loan and any date of determination, the Market Value of such Mortgage Loan on the related Closing Date for Party B’s purchase of such Mortgage Loan, reduced by any principal payments received by Party B with respect to such Mortgage Loan on or after the related Closing Date and prior to such date of determination.

“Credit-Adjusted Price” (i) with respect to a Terminated Loan which is a Delinquent Loan or a Defaulted Loan shall mean the hypothetical sales proceeds in cash, as determined in good faith by the Calculation Agent, that would be received in connection with the sale of a Reference Mortgage Loan to a Qualified Purchaser on the date such Delinquent Loan or Defaulted Loan, as the case may be, becomes a Terminated Loan; provided that (ii) following a Swap Failure or a Servicer Event of Default, if (x) the aggregate Outstanding Purchase Price of the Delinquent Loans and Defaulted Loans shall be greater than 10% of the aggregate Outstanding Purchase Price of all Mortgage Loans owned by Party B, and (y) Party A undertakes its own good faith determination of the amount referred in (i) above (a “quotation”) and such quotation is more than 1.00% lower than the good faith determination of the Calculation Agent, and the parties cannot resolve such difference on such Business Day by negotiating promptly and in good faith, the Credit—Adjusted Price shall be the Polled Price.

“Credit Reduction Factor” shall mean as of any Payment Date, a fraction equal to (i) the average aggregate Outstanding Purchase Price of the Mortgage Loans owned by Party B on each day during the related Calculation Period exclusive of Defaulted Loans and Delinquent Loans (other than Delinquent Loans for which the Servicer has made Servicer Monthly Advances) (prior to giving effect to distributions and allocations on such date) divided by (ii) the sum of (A) the aggregate outstanding principal amount of the Notes (except with respect to all non-interest bearing Security Liquidity Notes outstanding as of the end of the related Calculation Period, which shall equal an amount equal to the aggregate face amount (less the discount component) of such Secured Liquidity Notes) and (B) the aggregate principal amount of the Subordinated Notes.

“Designated Excess Spread Amount” means an amount equal to the product of (x) 2.00%, (y) the sum of the Average Outstanding Purchase Price of the Mortgage Loans with respect to the related Calculation Period and the average of the cash and Eligible Investments held by Party B on each day during the related Calculation Period, times (z) the actual number of days in the related Calculation Period, divided by 365.

“Issuer Funding Cost” shall mean, with respect to any Calculation Period, an amount equal to the sum of (i) with respect to a Calculation Period in which interest-bearing Secured Liquidity Notes matured, the amount of accrued interest on such Notes, (ii) with respect to a Calculation Period in which non-interest bearing Secured Liquidity Notes matured, the accrued discount in respect of such Secured Liquidity Notes, (iii) with respect to any Calculation Period in which a Distribution Date for the Extended Notes occurs, the amount of accrued and unpaid interest payable in respect of the Extended Notes on such Distribution Date and (iv) with respect to any Calculation Period immediately preceding a Payment Date for the Subordinated Notes, the amount of accrued and unpaid interest payable in respect of the Subordinated Notes on such following Payment Date.

“Loan Termination Date” has the meaning set forth in the section entitled “Interim Payment Dates.”

“Partial Termination” means the occurrence of a Loan Termination Date.

“Partial Termination Payment” means an amount, which may be positive or negative, calculated with respect to each Terminated Loan (I) which is sold by Party B or securitized equal to the difference between (i) the Outstanding Purchase Price of such Terminated Loan and (ii) (A) if the Partial Termination occurs with respect to a non-Delinquent Loan or non-Defaulted Loan, the sales proceeds (net of any Deferred Amounts, if any, and any accrued interest if determinable on such date) of the Mortgage Loan to which the Partial Termination relates (which sales proceeds in the case of a bundled whole loan sale or a securitization shall equal the sales proceeds for the related bundle of loans or securitization) and (B) if the Partial Termination occurs with respect to a Delinquent Loan or Defaulted Loan, the Credit-Adjusted Price or (II) which results from a prepayment in full of such Mortgage Loan equal to (i) the Outstanding Purchase Price of such Mortgage Loan less (ii) the principal payments (including prepayment penalties and prepayment premiums) that were deposited in the Collateral Account on or prior to such date. To the extent that the Partial Termination Payment is a positive number, Party A shall pay such amount to Party B and to the extent that it is a negative number, Party B shall pay to Party A an amount equal to the absolute value thereof.

“Polled Price” shall mean, for purposes of each Interest Rate Swap, (x) if three or more Swap Counterparties prepare quotations under their respective Interest Rate Swaps, the quotation remaining (if exactly three Swap Counterparties prepare quotations) or the arithmetic mean of the quotations (if more than three Swap Counterparties prepare quotations), without regard to the quotations having the highest and lowest values, (y) if two Swap Counterparties prepare quotations under their respective Interest Rate Swaps, the arithmetic mean of the quotations, and (z) if one Swap Counterparty prepares a quotation under its Interest Rate Swap, the arithmetic mean of such quotation and the determination by the Calculation Agent under (i) of the definition of “Credit-Adjusted Price.”

“Program Termination Date” shall mean the date all outstanding Secured Liquidity Notes, Extended Notes and Subordinated Notes are paid in full or redeemed in accordance with the Security Agreement and the Indenture.

“Qualified Purchaser” shall mean a regular purchaser in the market for nonprime mortgage loans.

“Reference Mortgage Loan” shall mean a hypothetical nonprime mortgage loan used by the Calculation Agent for the purposes of determining the Credit-Adjusted Price with respect to a Terminated Loan that is a Delinquent Loan or a Defaulted Loan which is otherwise substantially similar to such Delinquent Loan or Defaulted Loan in all respects, including interest rate, principal balance, cash flows and all other payment characteristics, except that such nonprime home mortgage loan is not a Delinquent Loan or Defaulted Loan, as the case may be.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of December 15, 2005, by and between Deutsche Bank Trust Company Americas, as Collateral Agent, and Party B, as such agreement may be amended, modified or supplemented from time to time.

“Swap Fee” means, with respect to any Payment Date, the product of (a) 0.15%, times (b) the current Notional Amount for the relevant Calculation Period, times (c) the actual number of days from and including the preceding Payment Date to, but excluding, such Payment Date, divided by 360.

“Terminated Loan” has the meaning set forth in the section entitled “Interim Payment Dates.”

6.	Payment Instructions:

Party A

Calyon New York Branch ABA #: 026008073 ACCT: 01-88180-3211-00-001-180 REF: Derivative Products

Party B

The Collateral Account under the Security Agreement.

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by returning an executed copy of this Confirmation to us.

Yours sincerely,

CALYON NEW YORK BRANCH

By: /s/ Ian Cheung
Name: Ian Cheung
Title: Director

By: /s/ Ricardo L. Gomes
Name: Ricardo L. Gomes
Title: Vice President

Confirmed as of the date first written:

VON KARMAN FUNDING TRUST
By: Christiana Bank & Trust Company,

not in its individual capacity but solely as Owner Trustee

By: /s/ James M. Young
Name: James M. Young
Title: Assistant Vice President